Exhibit 10.1

SECOND AMENDMENT TO

SEPARATION AGREEMENT

This Second Amendment to Separation Agreement (this “Amendment”) is made effective as of May 10, 2006, and is entered into by and between Allos Therapeutics, Inc., a Delaware corporation (the “Company”), and Michael E. Hart (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company and Executive are parties to that certain Separation Agreement dated March 3, 2006, as amended on March 9, 2006 (the “Separation Agreement”);

WHEREAS, Executive’s last day of employment with the Company was March 9, 2006;

WHEREAS, in order to comply with certain provisions of Section 409A of the Internal Revenue Code of 1986 and the proposed Treasury Department regulations thereunder concerning payments to “specified employees” upon separation from service and the extension of stock options, the Parties desire to rescind certain payments made under the Separation Agreement and amend certain terms of the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.                                      All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement.

2.                                      The Parties agree that the terms of Section 2(a) of the Separation Agreement, as originally entered into, are hereby rescinded. Within ten (10) days after execution of this Amendment, Executive shall return to the Company all payments previously received by him pursuant to Section 2(a) of the Separation Agreement. The Parties further agree that Section 2(a) of the Separation Agreement shall be amended and restated to read in its entirety as follows:

(a)                               Severance Payments. The Company shall pay Executive an amount equal to eighteen (18) months of his base salary (as in effect on the date of termination), on the following schedule:  (i) On September 11, 2006, the Company shall pay to Executive a lump sum equal to $181,229; and (ii) over the twelve (12) month period beginning with the Company’s next regular payroll date occurring after September 11, 2006, the Company shall pay to Executive an amount equal to twelve (12) months of such base salary in accordance with the Company’s regular payroll practices. All payments pursuant to this Section 2(a) shall be reduced by such deductions and withholdings as the Company is required to make pursuant to law, or by further agreement with Executive.

3.                                      The Parties agree that the terms of Section 2(d) of the Separation Agreement, as originally entered into, are hereby rescinded. Within ten (10) days after execution of this Amendment, Executive shall return to the Company all payments previously received by him pursuant to

Section 2(d) of the Separation Agreement. The Parties further agree that Section 2(d) of the Separation Agreement shall be amended and restated to read in its entirety as follows:

(d)                                 Supplemental Insurance. Executive shall receive, against presentation of proper receipts, reimbursement on a grossed-up basis, for the after-tax payment of the premiums that Executive is required to make in order to maintain his term life insurance coverage and supplemental disability coverage as in effect immediately prior to the Separation Date or the Early Separation Date, for a period of twenty-four (24) months following the Separation Date or the Early Separation Date, provided that no payment pursuant to this Section 2(d) shall be made to Executive until September 11, 2006, at which time the Company shall pay to Executive all amounts owing under this Section 2(d) as of such date.

4.                                      Section 2(f)(ii) of the Separation Agreement is hereby amended and restated to read in its entirety as follows:

(ii)                                  Exercise Period.

If Executive remains employed through the Separation Date, all vested options held by Executive on the Separation Date and those options that become vested by operation of Section 2(f)(i) hereof shall remain exercisable until the later of (i) ninety (90) days following Executive’s resignation from the Board or (ii) ninety (90) days following the last day of Executive’s consulting service, provided however that Executive’s 1995 Plan Options (as defined below) shall, if not terminated sooner pursuant to clause (ii), terminate on December 31, 2006, and shall not be exercisable thereafter. For purposes of this Agreement, Executive’s “1995 Plan Options” shall mean (i) that certain option granted to Executive under the Company’s 1995 Stock Option Plan (the “1995 Plan”) to purchase 240,250 shares of Common Stock, having a grant date of December 2, 1999, and an exercise price of $0.56 per share; and (ii) that certain option granted to Executive under the 1995 Plan to purchase 62,000 shares of Common Stock, having a grant date of January 12, 2000, and an exercise price of $2.42 per share.

5.                                      The Parties hereby acknowledge and agree that Sections 3 and 4 of the Separation Agreement do not apply and are of no further force or effect. Accordingly, Sections 3 and 4 are hereby amended and restated to read in their entirety as follows:

Section 3. This section is intentionally omitted.

Section 4. This section is intentionally omitted.

6.                                      Except as set forth above, the Separation Agreement, as amended, shall remain in full force and effect in accordance with its terms.

7.                                      This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

8.                                      This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

9.                                      This Amendment shall be effective upon its execution by each of the Company and Executive.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

/s/ Michael E. Hart
Michael E. Hart

ALLOS THERAPEUTICS, INC.

By:	/s/ Paul L. Berns
Name: Paul L. Berns
Title: President and Chief Executive Officer